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Exhibit 99.1

TRIQUINT SEMICONDUCTOR
May Update Conference Call
Moderator: Steve Sharp
May 23, 2001
2:00 p.m. MT

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the monthly TriQuint update conference call. During the presentation all participants are in a listen only mode. Later we will conduct a question and answer session. At that time, if you have a question, you will need to press the one, followed by the four on your push button phone. As a reminder this conference is being recorded Wednesday, May 23, 2001. I would now like to turn the conference over to Steve Sharp, President and CEO of TriQuint Semiconductor. Please go ahead Mr. Sharp.

Steve Sharp:	Thank you. Good afternoon. Welcome to our monthly update call. Consistent with our format for these discussions, I have a few minutes of prepared remarks and then I'd like to open it up for questions.

I would like to remind you that the intention of this call is to comply with Reg FD and therefore to discuss things with all of the stockholders that could be happening to affect TriQuint's business in the future. Therefore it is necessary to make forward looking statements that may include such words as expect, probably, uncertain, guess, and similar language. Please remember that our actual results are likely to differ from these forward looking statements due to factors such as, but not limited to, internal operating results and changes in customer demands. For a description of additional risks and uncertainties that may affect TriQuint's business see the quarterly filing of Form 10-Q and other SEC filings.

With that said, I'm going to break up today's call into three segments. First, given our recent announcement over the past couple of weeks I thought I would review the progress we continue to make in growing our technology portfolio. Second, I will run through our present business environment. And last, we will spend some time talking about our financial guidance.

As most of you know, one of TriQuint's key objectives over the last three years has been to develop or acquire leading edge technologies that give us the most robust portfolio available to our communications customers. In order to keep this call brief I am going to limit my remarks this afternoon and focus on our wireless capabilities, specifically our capabilities and solutions for the front end or RF section of the mobile phone handsets.

In January of 1998 we acquired the Gallium Arsenide operations from Texas Instruments. With this acquisition we added leading edge quarter micron PHEMT high performance HBT, and direct write E-Beam capabilities. From this acquisition last May we successfully introduced HBT transmit chip set for dual band CDMA handsets and have recently announced design wins at two major Korean mobile phone manufacturers for these parts. Yesterday we released a press release announcing the introduction of two new standard product HBT power amplifiers for the TDMA standard. We have already captured a design win for these circuits and expect to start production in late 2001 or early 2002.

A year ago we opened our Boston Design Center. The primary objective was to take advantage of the excellent pool of RF engineering talent in the local area and develop next generation ICs for cell phone hand sets. Specifically, we gave our Boston design team the charter to drive a Silicon-Germanium RF development. After discussions with many producers and would-be producers of Silicon-Germanium, Atmel was chosen because of their competency in RF process development and RF design capability. On Monday we announced the project with Atmel to co-design, manufacturer, and market integrated circuits for the CDMA handset markets. The first product introduced is a Silicon-Germanium HBT power amplifier which combines TriQuint's RF experience with Atmel's state of the art Silicon-Germanium process.

And of course, the biggest news is our planned merger with Sawtek. When completed, this will add leading edge filter capability to TriQuint's technology portfolio. At the time of the Sawtek announcement TriQuint also talked briefly about another in-house developed technology to produce planer transformers which can replace bulky ceramic transformers on such devices as diplexors, couplers, and splitters. I have spent the last week on the road talking to people about this merger so many of you have already heard our reasoning for this acquisition. First, it does follow our strategy of having an in-house portfolio of the best leading edge technologies available. Second, the combination of all of the above mentioned RF capabilities allow us to offer our customers either individually or as an integrated solution duplexors and SAW filters based on the Sawtek process; switches, either MESFET or PHEMT; LNAs; up and down convertors, either MESFET or Silicon-Germanium; power amplifiers, either MESFET, PHEMT, HBT, or Silicon-Germanium; other passives such as transformers with a new passage process. Third, by having these processes in-house our engineers can effectively work on the complex integration issues. As any engineer will tell you, it is often the barrier to advancing to the next level of performance and integration. Fourth and perhaps most importantly, we can provide our customers with a cost effective integrated solution.

For the first time in the history of the mobile phones there can be a convergence of technologies to produce an entire radio on a single low cost module. This opens the $10 to $12 billion market, or total available market for the RF components for mobile phones up to TriQuint's modules. We can easily imagine this module market may reach $5 billion by 2004. TriQuint is the only company that owns the major components needed for a complete RF module solution. Because of this we will be able to avoid the costs and margin hits that other module manufacturers are now being hit with. In a nutshell, we think that our technology gathering approach is incredibly important and will allow us to design, manufacturer, and offer our handset customers the best available solutions today and in the future.

Now I would like to switch gears and review with you our present business environment and the affect that it is having on our financial performance. Not surprisingly, TriQuint is being affected by the economic slowdown. Across the board, bookings are soft, push-outs and reschedules continue. For that reason I felt it necessary to reset financial expectations. For Q2 we believe that more realistic expectation would include revenues of $60 to $65 million with gross margins in the 35 percent range, operating margins around 4 percent, giving us an earnings per share of approximately $0.03 per share.

Frankly, I can't tell you whether or not we are in the bottom of this slowdown and therefore I would cautiously advise you to use the same forecast for quarters Q3 and Q4. As you know, TriQuint does have monthly update calls to keep our analysts and stockholders as current as possible. Our next call will be on Tuesday, June 19, at 2:00 Pacific Time and we will certainly review our business environment and financials with you at that time.

Thank you for joining us and I would be happy to answer any question although I will warn you that today we are having our annual stockholders meeting at 2:00 and I have to be cognizant of my time. Operator, will you please poll for questions?

Operator:	Yes I will Mr. Sharp. Ladies and gentlemen, we will now begin the question and answer session. If you have a question, you will need to press the one, followed by the four, on you push button phone. You will hear a three tone prompt acknowledging your request, and your questions will be polled in the order they are received. If your question has been answered, and you would like to withdraw your polling request, you may do so by pressing the one, followed three, on your push button phone. If you are using a speaker phone, please pick up your hand set before pressing the numbers.

One moment please, for the first question.

Our first question or questions comes from Michael Masdea at CS First Boston. Please go ahead Mr. Masdea.

Michael Masdea:	Great, thanks. Steve, could you give us an idea of where the shortfall is coming from? Is it spread across all three areas? Is it more the fiber side or could you go into some detail?

S. Sharp:	I will try. It is sort of a spread. This one looks like it is spread. I mean it continued and it got into products that had already been rescheduled once and it also got into some products that we—you know, like some of the high-end products, OC 192, that we thought had looked immune previously. So we really were hit across the board this time. I hope it is over. I hope we've been cautious enough on our setting these expectations lower, that we will get out of this very shortly, but we anticipate bookings this quarter to be approximately the same level as last quarter. So—we don't see it yet.

M. Masdea:	And also, does that mean that you did see some weakness, finally, in the broadband wireless area which seems to have been holding on pretty well?

S. Sharp:	Yes we did.

M. Masdea:	OK. Real quick, can you give us some sort of expectation that we can start to incorporate our models for Sawtek and what you are looking for revenue for there, especially over the remainder of the year?

S. Sharp:	I think Sawtek, you need to talk to Sawtek and keep them—. I can tell you whatever they say it should be additive to ours because we don't see much benefit, cost reductions of integration. But I would just—my first pass would be take the two and add them.

M. Masdea:	OK, fair enough. Could you guys remind us of the time frame you are looking for the integrated module, the PA module with the SAW filters included in it?

S. Sharp:	We will be introducing products this year with—well, modules. We haven't said what will be included in them yet. We've been repeating that and we said we expect to be in production early next year.

M. Masdea:	OK. And can you give us some idea, have you (cross talk) have you talked to customers on what their initial reaction is to your approach to the module versus some of the competitors which are taking a little bit different approach?

S. Sharp:	So far I think everyone we've talked to is excited about the merger and the potential of what we can do with our full bag of products. What we are—and we are talking to customers about some very specific products and so far there has been a lot of excitement but that is all I can say at this point.

M. Masdea:	OK. One last final question, give kind of some of the comments coming out of—(unintelligible) this week where some numbers as low as 300 to 350 were thrown out there, given that kind of forecast is there more down side that even what you are forecasting now or is that what you are taking into account with this new revision?

S. Sharp:	I'm trying to take into account what I think is worst case.

M. Masdea:	Is 300 to 350 worst case?

S. Sharp:	I don't want to name a number on cell phones because that really may not be the most relevant number. I'm looking at the total revenue to company and it is not just cell phones. You know, we've got optical modules, we've got other stuff. So I've got say that I, taking into account what I think is the worst case.

M. Masdea:	OK, fair enough. Thanks guys.

Operator:	The line is now open to Chris Danely at Merrill Lynch. Please go ahead.

Chris Danely:	Thanks. A couple of questions. If you could just talk about the OC 192 push-outs, have you been able to determine what is going on? Is it because the demand has not been there for your end customers or is it due to just an increased—or still a lot of inventory out there or—?

S. Sharp:	I don't think I could accurately name those because they are all inter-related and we've got multiple suppliers and they—in a lot of cases they supply—for example, we might sell something to Lucent or JDS or Corning that sells on to Nortel and we also may sell to Nortel. So by the time we—what we see is the cumulative result and it is a combination of a lot of different things going on, including new products introductions and old products that are slowing down.

C. Danely:	Sure. Then on the wireless, you know, previously you said that your largest customer was at least showing some signs of life. Has that reversed itself lately?

S. Sharp:	My largest customer being Nokia or Ericsson?

C. Danely:	You said that Nokia was still fairly steady. Has that reversed itself would you think?

S. Sharp:	I think everyone in the industry knows that Nokia is doing better than the other guys. That is right, they seem to be doing pretty darn well.

C. Danely:	OK, so we can say that the push-outs have been concentrated with the other customers?

S. Sharp:	No, I wouldn't make that statement. I wouldn't comment on that because no one likes me to do that.

C. Danely:	OK. And then on the OC 192, is there push-outs across the board there? Is anybody going to be up this quarter?

S. Sharp:	There is going to be new people going into production on some systems so some—if I looked in—I don't even know how many customers must be involved here. It must be five or six. So there is new products going into production, I mentioned that. But in general, fundamentally we are saying a push-out in terms of the net dollars.

C. Danely:	Sure. And then in going for these design wins with modules, do you think that all of the module design wins at handset providers will be dual source? And if so, what are the implications to margins and pricing?

S. Sharp:	I don't think—my personal opinion, you can ask them but I don't think, as you get into the more complex modules they will be dual source. I think people—what I think people will concentrate on is performance. I think there will be some substantial difference in performance even if they have basically the same functionality. So I think you've got to be competitive but once the products get down in the—you know, start dropping in overall cost I think the margins can be managed like any other linear product line and we can compete on performance.

C. Danely:	OK. And then further on the modules, do you think that Ericsson and Mot will be fairly hesitant to go with modules or stick with mimics for a little while longer at least because of all the technical design expertise they have on the RF side?

S. Sharp:	I don't know that I would claim to be an expert on that.

C. Danely:	OK, fair enough. Last question, you mentioned you had, at the beginning of the call, design wins at two Korean mobile phone manufacturers and before you said that it was two modules makers. Can we assume now that the mobile manufacturers in Korea are making their own modules or is that just a slip?

S. Sharp:	Well let me try and clarify it. The CDMA design wins we mentioned last quarter were for module manufacturers, not phone manufacturers. They may also be phone manufacturers but this is with the group that builds modules, OK. The other—the TDMA design wins we've talked about previously with HBTs, those were not modules. They had nothing to do with modules. Those are mimics and they are going to a leading supplier of TDMA phones.

C. Danely:	OK, thank you.

Operator:	Matt Gabel at Galleon Group, we are now ready for your questions or comments.

Matt Gabel:	I didn't catch the earnings per share guidance for the quarter.

S. Sharp:	$0.03.

M. Gabel:	Then it was $60 to $65 million on top line and then you said based on the current uncertainty just take it out to Q3, Q4 as well?

S. Sharp:	Yes.

M. Gabel:	Both revenue and EPS?

S. Sharp:	Yes.

M. Gabel:	OK, thank you very much.

Operator:	The line is now open to John Lau at Wit Soundview for questions or comments. Please go ahead Mr. Lau.

John Lau:	Thank you very much. I had two questions, Steve. If you can give us—you had given us a metric from the last quarter with regard to the backlog cover in your conservatism for the numbers that you are giving us. Would this be assuming that, again, the most conservative mode which is a backlog cover of 100 percent at this point? And the second question is a more interesting one with regard to the products on Silicon-Germanium. You are using that on outbound transmit side and I was wondering, the Silicon-Germanium process, is that able to handle the higher current output as well or as efficiently as Gallium Arsenide and that is an interesting migration path. Thank you.

S. Sharp:	Good, you've got a—whole mouth full there. The first one was our backlog coverage. We don't generally quote mid-quarter our backlog coverage but to these numbers it is very, very high, basically, for this quarter and next quarter. It is still very, very high but we don't give exact numbers on the (cross talk). We tell you when we are all booked up but we've been having so much, so many push-outs I think we better be cautious here. That is why I think we've lowered the numbers to be more cautious but based on our backlog is not moving up like we expected it to.

Now the other question having to do with SiGe and the transmit path, yes this a real interesting development because when we set out we decided we'd pick a tough standard like CDMA and see what kind of power added efficiency we could achieve with it. And as it looks—and it is much more important to pick a process with a high breakdown voltage because in this transmit path fundamentally you've got to have a breakdown voltage about two and a half times your supply voltage and most SiGe processes won't do that. So this process is particularly good at being able to do what you said which is handle that current capability. It also, as it turns out, it was as efficient as any of the other competitors HBT processes, I believe, on the market. So it was a great surprise to everyone and we are obviously rushing it to the market and think it will be very successful.

J. Lau:	Alright. And will you be offering, going forward, products for the transmit power amplifier side, both SiGe and Gallium Arsenide, going forward?

S. Sharp:	Yes we will, absolutely.

J. Lau:	Great. Thank you very much.

Operator:	We are now ready for questions or comments from Kalpesh Kapadia at CE Unterberg Towbin. Please go ahead.

Kalpesh Kapadia:	Steve, you mentioned the $5 billion term by 2004. How much portion to that term or RF components do you plan to capture? Do you have a rough number out there?

S. Sharp:	No. Let me be careful, let me be careful. First, let's—I'm an old TI-er so I talk in TI terms. A total available market is what could be available if we could take every RF component that goes into a phone and basically provide that, OK. So that is what we have set out as our—that is total available market. The next cut below that is served available market. So that is the amount of dollars that we have products and technology available to do. It is a lesser number. So until the total available market is converted to modules it can't be considered as serve-able available market. So what we think is the module market will basically develop replacing the individual discrete components and we think penetration by 2004 of that huge, much, much bigger market might be as much as $5 billion. If all of the sudden now we are playing—our module business is playing in a $5 billion market. That market is substantially larger than what we are playing in today and that is why we want to really—the excitement of this. We would love 100 percent of it but we don't think we will be alone.

K. Kapadia:	You talked about $65 million and 35 percent, $60 or $65 million in revenue and 35 percent gross margins. What would be the steady state gross margins at the low for your business, overall business?

Ray Link:	I think that refers to the total, Kalpesh. That is the total company he was talking about.

K. Kapadia:	Right, and that it what I am asking. What would be the steady state gross margins. It cannot fall below that, you know, at certain revenue levels.

R. Link:	We believe at that $60 to $65 million revenue level the sustained gross margin level is in the neighborhood of 35 percent.

K. Kapadia:	Right. And what would be capacity utilization at the TriQuint Texas facility?

S. Sharp:	At the four inch millimeter wave area is still very high utilization. I would guess close to 80 percent there at (unintelligible).

K. Kapadia:	Close to 80 percent?

S. Sharp:	Yes.

K. Kapadia:	You mentioned on your Sawtek merger announcement as well as today that we will avoid cost and margin hit by providing complete solutions and we have everything that is required on the RF side and there won't be any shelf stack margins. Now you know, some of your competitors are coming at from the PA module side and if you enter this state you clearly would be late integrating that. How do you plan to avoid taking hit on margins exactly? Do you have a different strategy or do you have a different manufacturing capability, process, or some magic that would let you avoid it?

S. Sharp:	Let me address the PA module situation first. I think you are referring to RFMD's modules because they are the ones that are in the public eye today with the low margins. I think look carefully at what they—or listen carefully to what they said, is they have three die in there and they have yield problem with one of those die. And fundamentally they need to fix that and they've said they are going to fix it over several quarters. Once they fix it its got to run very high yields. We'll see what the margins do when they hit those kind of yields. We expect them—to be—I think they have said they expect their margins to return to the mid—upper 30s and low 40s. That is a typical margin that you run in a cell phone business. That is the typical margin that we run on our—you know, the low 40s to mid 40s is what we run on our cell phone products. The reason it is that is the kind of margin you command. When you weight it in with the other half of our business it is much higher margins, obviously you get up in the mid 50s or high 50s. So fundamentally it depends on the weight. We don't see, long term, that the module business has to be particularly below margins. An existence proof of being able to build modules is that fact that people can build cell phones. If you have a cell phone and you've got three chips in it and one of them is running bad and you are going to throw away phones you could not be in the phone business. The phone itself is integrating about 200 RF components now and by definition they are manufacturing those babies in high volume.

K. Kapadia:	Right. So when you see the markets shifting from top tier, like the top three guys versus the next tier in next two years? Let's say right now they command 50 percent market share. Where do you see it shifting over the next three years?

S. Sharp:	That is not a question that I will care to venture to—on. Ask AT&T wireless and Sprint and there are a lot of people that buy handsets.

K. Kapadia:	Don't you strategy depend upon second tier guys integrating more use into the handset because the top tier is clearly not going to integrate or buy single radio function from any other suppliers?

S. Sharp:	Our strategy depends on penetrating every handset supplier with everything that they want. That could be for people like Nokia or top tier people. It can be ASICS of what they want. It can individual components of what they want. It could be foundry if that is what they want. But fundamentally we are going to supply the technology in any shape, form that they want and be in every customer. That is our strategy.

K. Kapadia:	And what would your mix change to? Right now you are at 50 percent, less than 50 percent wireless. With Sawtek coming into the picture how would your revenue mix change, going forward, and your margin subsequently?

S. Sharp:	That is fairly easy to answer. Sawtek, if you look at it based on last year, Sawtek did about 35 percent in mobile phones. We did about 49 percent but we've said this year it is going to drop to about 28 (percent) so call it a third mobile phones in a regular time. We don't mind seeing that maybe grow up to half again but we want the other side of the business also to be a rapid growth rate. We want to focus on other communication markets that have substantially higher margins. We are not trying to change your financial model. What we are doing is we are suffering through our biggest recession in the history of the cell phone and the optical market.

K. Kapadia:	And how would the margins be, going forward, if that happens?

S. Sharp:	We think we can stay—we can get margins back to the 50s when we get out of this capacity issue. We have way too much capacity. The industry has got too much capacity and we need to get back to normal times, normal growth.

K. Kapadia:	Thank you very much.

Operator:	David Duley at Wells Fargo Van Kasper, please go ahead with your questions or comments.

David Duley:	Yes, I was wondering if you could give us an update on, you know, not numbers or anything, but just how the overall design environment is, design win area, and a quick update on the time line of Sawtek. Has there been any change recently or have you gotten any sort of feedback from the regulators?

S. Sharp:	No.

D. Duley:	So you don't want to comment or you haven't got any feedback?

S. Sharp:	No feedback.

D. Duley:	OK. And how about the design win front area?

S. Sharp:	We don't—cover that at this time. We will cover that at the end the quarter when we get all the records in.

D. Duley:	OK. And for comparison purposes, when you talk about potentially having a $5 billion total addressable market if you were able to get all the RF components, what is that available market right now?

S. Sharp:	The PA modules are the only modules that are sort of out there at all and I'm not sure how big that market is. We are not really focused on the PA module, we are focused on the bigger pieces than the PA module. So again, the $5 billion had to do with the modules in 2004 taking over the RF components. (cross talk)

D. Duley:	If that is the number is what is the RF component number right now?

S. Sharp:	The RF component number right now is $12 billion as reported by Data Quest last year.

D. Duley:	So does that—does that mean the market is going to—obviously doesn't mean the market is going from $12 billion to $5 billion as you put all of these parts into modules.

S. Sharp:	No, no it doesn't. There is going to still be a significant amount that won't go into modules (cross talk). We are just extrapolating. We are assuming the market does come back and continue to grow in the future.

D, Duley:	OK, fair enough. You know, I think you talked about on the Sawtek merger call about having modules priced anywhere from $5 to $20. We are assuming you are going to get 40, 50 percent gross margins there. So what is your—so we can understand the implications to margins in the future of that parade of prices that you've thrown out, what percentage content do you thing you guys currently have in-house now or shortly have in-house when you start to introduce these products?

S. Sharp:	Let me answer it that first you said something that isn't true. We don't expect 50 percent gross margin on these modules. We expect 40 to 45 (percent), OK. Your second—the content, what content do we have now? We estimate the RF content of a cell phone might be a round number $20. And of that the Gallium Arsenide content is probably anywhere from about $2 to about $8 for all the Gallium Arsenide pieces. We estimate that the—an estimate of the SAW filters is anywhere from $1 to $5. So we could have as much as $13 out of $20 in content. Of course that would probably be a little higher than the—it would probably not be a $20 RF solution but it is nearing 50 percent. We think it is nearing 50 percent.

D. Duley:	OK, thank you.

Operator:	The line is now open to Brett Patelsky at Tiedemann and Partners. Please go ahead Mr. Patelsky.

Brett Patelsky:	Yeah, hi. I notice also Sawtek pre-announced after the close as well. Are those numbers in line with your expectations because you just announced a deal—I guess I saw this about a week ago and would that in any way impact the terms of the deal or the deal at all?

S. Sharp:	We don't expect the announcement to impact the deal.

R. Link:	It is a fixed term deal.

B. Patelsky:	Right. But given that they pre-announced, I mean that is not a surprise to you, you are aware of it, you are OK with it, and it shouldn't impact the deal at all?

S. Sharp:	Yes.

B. Patelsky:	OK, thank you.

Operator:	We are now ready for questions or comments from Taylor McGowan at Friedman Billings & Ramsey. Please go ahead.

T. McGowan:	Yeah, hi. Could you talk for a second about what you are seeing out there with regard to pricing and also give us a little bit of color on inventory levels and handsets? I think people have been saying that they are mostly going to be worked down by the June time frame, maybe into September. Has that changed, given your new forecast?

S. Sharp:	Pricing, you are probably not talking to the best people to talk about the pricing pressure our there because we have sole source products that we negotiate on something that—a design win that goes in many months or a year in the future. So we see some price pressure to get new design wins but it won't hit our P&L for probably a year and a half. People that are affected are people that build standard products where there is a second source and we don't do that. What was the other part of that?

T. McGowan:	The second part was inventory levels.

S. Sharp:	Inventory levels, yes. We—there were levels of inventory between our products, excuse me, our factory and the consumer in the handset business. There are phones in the distribution channel. There are phones in the production channel and it is very hard for us to see it. So we basically rely on our customers to try to give us accurate forecasts of what they need. We also try to watch industry news that is publicly available to see what they say but I would rather refer you to those people like CTIA to try to get data in regard to inventory in the channel.

T. McGowan:	OK, OK. With regard to your agreement with your Silicon-Germanium agreement with Atmel, are you going to be making low noise amplifiers with them as well? Are you going to move into that area?

S. Sharp:	Yes.

T. McGowan:	OK. And is there any sort of timing that you can give us on that or is that ?

S. Sharp:	No, we don't talk much about futures.

T. McGowan:	OK. Last question is, what is a realistic time for someone to come out with a total radio solution? I mean is this five years away? Is it three years?

S. Sharp:	I'd rather not strategically answer that one again. I might be telling my competitors something.

T. McGowan:	OK, thank you very much.

Operator:	Charles Boucher at Bear Stearns & Company, please go ahead with your questions or comments.

Brian Wu:	Actually this is Brian Wu for Charles. Wanted just to, if you could refresh my memory, what are wireless gross margins now? I seem to remember them being in the 40 percent range.

S. Sharp:	Yes, that is correct. We see that as a way of doing business. We think the modules will the same way.

B. Wu:	OK. And are you guys expecting—

S. Sharp:	If we get enough content. The problem is if you don't have the content there is no way to get the gross margins.

B. Wu:	OK. Do you guys expect to keep R&D relatively flat for the next couple of quarters? Is that the goal?

S. Sharp:	Yes.

B. Wu:	And then my final question, a little softer question, have you gotten any early response from some of your module customers now that you are eventually entering their market?

S. Sharp:	Our module customers, yes we've gotten some—I take it back, yes because we've announced—the only module customers that we have that would be interested would be the people that we announced the HBT PAs from, as in Korea. We've heard from them and they are—we told them about this long ago before we even started designing in the products with them. So they are very comfortable with that.

B. Wu:	OK. Alright, thanks.

Operator:	The line is now open to Linc Werden at HG Wellington & Company. Please go ahead Mr. Werden.

Linc Werden:	OK, thank you. Just, Steve, if you could give me a little more color on why, so to speak, your gross margins have to go all the way down to 35 rather than, let's say, to 40 to 45 on the lower capacity, what the margins are perhaps on the handsets in the millimeter wave that would give you that mix and get your mix and get your margins to that depressed level, just a little more color on that?

R. Link:	Linc, the main issue there is absorption of overhead. As we've talked about before, manufacturing in semiconductors tends to be fairly fixed cost related and so when your revenue drops down like this then your margins do also. So that is essentially the main difference.

L. Werden:	Um hm, OK.

Operator:	Rex Dwyer at Firsthand Capital Management, we are now ready for your questions or comments.

Rex Dwyer:	Yeah, just a clarification. I heard in your guidance you talked about third quarter and fourth quarter you said use the same cautiously. Did you mean the same guidance you used previously or the same guidance you just gave for (cross talk)

S. Sharp:	The same guidance as we just gave you for Q2.

R. Dwyer:	OK. So third quarter, fourth quarter is $60, $65 million in revs?

S. Sharp:	Yes.

Operator:	The line is now open to Douglas Whitman of Whitman Capital. Please go ahead Mr. Whitman.

Doug Whitman:	Hi. If you could—I got on the call a little bit late so I didn't hear the next quarter guidance. I hear that your guiding this quarter down to about $0.03 from $0.11. What is the guidance Q3 and for the rest of the year?

S. Sharp:	All the three quarters we are guiding to be the same which is basically $60 to $65 million on the top line and the bottom line $0.03.

D. Whitman:	That gets you to about $0.24 for the year. OK, thank you.

Operator:	Mark McKechnie at Banc of America Securities, please go ahead with your questions or comments.

M. McKechnie:	Thanks. Steve, McKechnie here. I also missed the beginning but on your wireless business did you see basically softness across the board or was there any, you know, discrepancies among customers?

S. Sharp:	Yeah, we're running out of time. Heidi says she will send you this transcript. But basically you can probably say the weaknesses were distributed pretty much like the market, in reverse to the market shares.

M. McKechnie:	OK, gotcha. Alright, I'll go listen to the transcript. Thanks guys.

Operator:	We are now ready for questions or comments from Earl Lum at CIBC World Markets. Please go ahead Mr. Lum.

Earl Lum:	Hi Steve. Also, could you tell us what the utilization is out the Oregon facility? You mentioned that you were running about 80 percent in Texas and I might have missed what you might have mentioned earlier with regard to Oregon.

S. Sharp:	We're not using Oregon. It is very low. I guess it is maybe 20, 25 percent at this point.

E. Lum:	OK. And then as we look at the relationship with Atmel with regard to the Silicon-Germanium, can you talk a little bit about is this a joint development effort or are you just strictly using them for their foundry capacity or could you give us a little bit more indications as to how that relationship will continue to move forward? And then are you looking at other possible sources of Silicon-Germanium other than Atmel?

S. Sharp:	Yes, the answer to your—it is a joint development. We are mutually developing the products. We are both designing and reviewing them. We are both introducing them and we are both selling them. We don't—their process is so good that we don't believe it is available anywhere else.

E. Lum:	OK. So in terms of other possible second sources then you probably wouldn't be looking at that because the processes wouldn't be similar?

S. Sharp:	Correct.

E. Lum:	And would you also be—are you planning on, at this point, making any type of future investments in terms of fab equipment as part of this relationship or is this strictly a foundry—?

S. Sharp:	It is strictly—we don't plan on any investments. They haven't asked us for any investment. I think there is plenty of capacity there.

E. Lum:	OK. So you're not trying to secure or buy additional capacity through any type of investment?

S. Sharp:	No.

E. Lum:	Great. Thank you very much.

Operator:	Chris Danely, your line is again open for additional questions. Please go ahead.

C. Danely:	Thanks guys. Just two quick questions. Steve, what is the turns though that you need to do to get to $60 million, the low end of the range?

S. Sharp:	For this quarter, none.

C. Danely:	So you are essentially already there?

S. Sharp:	Yes.

C. Danely:	Then, actually, taking Sawtek out the equation you've already give us your previous estimates for revenue mix for the quarter by the business segments. Has your view changed at all with this pre-announcement? Is anything going up or going down?

S. Sharp:	You mean mix between the divisions?

C. Danely:	Exactly.

S. Sharp:	I don't think at this point I want to guess that. Let's wait until July when we make our announcement and then we can do it more accurately. We will also have a sales update by line item by customer to be able to try to calculate that better.

C. Danely:	Sure. OK, thank you very much.

Operator:	Kalpesh Kapadia, we are now ready for your additional questions.

K. Kapadia:	Just a quick follow-up. Steve, you earlier mentioned that modules eventually will be sole sourced when you have increased complexity. If RFMD is designing to Nokia for GSM and Conexant is, you know, for CDMA and other places, how do you plan to make a dent in those two highest growing markets?

S. Sharp:	Basically we will offer better products with better performance and lower cost.

Operator:	Michael Masdea, please go ahead with your additional questions.

M. Masdea:	Yeah, a quick follow-up on Earl's question. If I recall correctly Atmel has got a bipolar Silicon-Germanium process where (unintelligible) BiCMOS and some others. Have you ruled BiCMOS Silicon-Germanium or are you still considering that?

S. Sharp:	That is a complex question. We've considered for parts, different parts, the power amplifiers, they have both. They have both, did you know that?

M. Masdea:	No, I didn't know that. I thought (cross talk)

S. Sharp:	Yes, they have both and we will use where we need it and the other one where we need it.

M. Masdea:	You are using a bipolar currently?

S. Sharp:	Yes, the part we introduced yesterday was bipolar only.

M. Masdea:	Fair enough. Thank you.

Operator:	Mr. Sharp, there are no additional questions at this time. Do you wish to entertain a second round of questions or conclude today's audio conference call?

S. Sharp:	Run for our board meeting, shareholder meeting. Thank you very much for attending and we will be doing this again, reminder, on June 19. Talk to you later. Bye.

Operator:	Ladies and gentlemen, that does conclude our conference for today. You may all disconnect, and thank you for participating.

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TRIQUINT SEMICONDUCTOR May Update Conference Call Moderator: Steve Sharp May 23, 2001 2:00 p.m. MT